Exhibit 10.2

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of December 24, 2024, is entered into by and between LHX Intermediate, LLC a Delaware limited liability company (“WOGA”), Zeo Energy Corp, a Delaware corporation (the “Corporation”), and the undersigned stockholders of the Corporation set forth on the signature pages hereto (each a “Stockholder” and together the “Stockholders”).

WHEREAS, as of the date hereof each Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, in the aggregate, the number of shares of Class A Common Stock of the Corporation, par value $0.0001 per share (the “Class A Common Shares”), and Class V Common Stock of the Corporation, par value U.S. $0.0001 per share (collectively, “Common Stock”), as set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Common Stock, together with any shares of Common Stock to which such Stockholder acquires record or “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) after the date hereof being collectively referred to herein as the “Shares”);

WHEREAS, the Corporation and WOGA have entered into a Subscription Agreement, dated as of the date hereof (as it may be amended or modified from time to time, the “Subscription Agreement”), pursuant to which, at the Closing (as defined in the Subscription Agreement), WOGA will acquire 1,873,103 Class A Common Shares, for price of $1.45 per Class A Common Share, for an aggregate purchase price of $2,716,000;

WHEREAS, the Corporation, Lumio Holdings, Inc. (“Lumio”) and the subsidiaries of Lumio set forth therein are party to that certain Asset Purchase Agreement, dated as of October 25, 2024 (as it may be amended or modified from time to time, the “Asset Purchase Agreement”), pursuant to which, at the Closing (as defined in the Asset Purchase Agreement), the Corporation shall deliver to WOGA (as designee of Lumio), 6,206,897 Class A Common Shares, and consummate the transactions contemplated by the Subscription Agreement;

WHEREAS, the Corporation and WOGA have entered into that Non-Binding Term Sheet dated as of October 29, 2024, pursuant to which, among other matters, to the extent WOGA provides (i) $75 million of financing and (ii) a $30 million five-year convertible note to the Corporation by March 31, 2025, the Corporation will provide WOGA the option to purchase up to 4.0 million shares of Class A Common Shares, at a purchase price of $3.00 per share (the “Option”), subject to the terms and conditions set forth in the Non-Binding Term Sheet;

WHEREAS, as a condition to the closing of the transactions contemplated by the Asset Purchase Agreement and the Subscription Agreement, the Corporation has agreed to enter into a “Voting Agreement” with the Stockholders herein to provide for (i) the ongoing appointment of the WOGA Board Member (as defined below) for so long as the WOGA Board Member shall be entitled to serve on the Board pursuant to the terms set forth herein and (ii) certain Stockholders to take any necessary actions, and provide any required shareholder consent or approval in connection with, the issuance by the Corporation to WOGA of any additional Common Shares in connection with the Option, if and when exercised;

WHEREAS, following the transactions contemplated by the Subscription Agreement and Asset Purchase Agreement, WOGA will be the holder of 8,080,000 Class A Common Shares;

WHEREAS, pursuant to the Subscription Agreement, the Corporation has agreed (subject to the satisfaction of the conditions specified therein) to appoint a representative of WOGA, to be designated by WOGA, to serve as a director (the “WOGA Board Member”) on the board of directors of the Corporation (the “Board”);

WHEREAS, the Corporation has entered into an unsecured convertible promissory note with WOGA for an aggregate principal amount of up to $4.0 million (the “Note”);

WHEREAS, following stockholder approval, the Corporation shall issue to WOGA a number of shares of Class A Common Stock equal to (A) (i) the principal amount of all loans that have been made under the Note on or prior to such date (regardless of whether such loans are then outstanding), less (ii) the amount of all repayments in cash of principal by the Corporation to WOGA of any loans prior to such date, divided (B) by $1.35 (the “Repayment Shares”).

WHEREAS, the Board has unanimously approved the transactions contemplated by the Subscription Agreement, the Asset Purchase Agreement and the Note; and

WHEREAS, the Stockholders have agreed to enter into this Agreement in order to induce WOGA to enter into the Subscription Agreement and the Note, and consent to the transactions contemplated by the Asset Purchase Agreement, in each case, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

SECTION 2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to WOGA as follows:

2.1 Organization. Such Stockholder is duly organized, validly existing, and in good standing or similar concept under the laws of the jurisdiction of its organization.

2.2  Authority Relative to this Agreement. Such Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity (whether considered in a proceeding in equity or at law).

2.3  No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or any other Person by such Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the organizational documents of such Stockholder (only if such Stockholder is not a natural person) or any other material agreement to which such Stockholder is a party; or (c) conflict with or violate any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

2.4  No Litigation. As of the date hereof, there is no Action pending against, or threatened in writing against such Stockholder that would prevent the performance by such Stockholder of its obligations under this Agreement or to consummate the transactions contemplated hereby.

2.5  Ownership of Shares; No Inconsistent Agreements. Such Stockholder has record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the applicable Shares set forth opposite its name on Schedule A, free and clear of any Liens, and no Person has a right to acquire any of such Shares. Such Stockholder hereby represents and agrees that, except for the Amended and Restated Limited Liability Company Agreement of ESGEN OPCO, LLC (“OpCo”), among OpCo, the Corporation and the members set forth therein, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by such Stockholder, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by such Stockholder, and (c) has not entered into any agreement or taken any action (and shall not enter into any agreement or take any action at any time while this Agreement remains in effect) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its obligations under this Agreement in any material respect.

2.6  Receipt of Subscription Agreement, Asset Purchase Agreement and Non-Binding Term Sheet. Such Stockholder has received and reviewed a copy of the Subscription Agreement, the Asset Purchase Agreement and the Non-Binding Term Sheet.

SECTION 3. Covenants of Each Stockholder.

3.1 Additional Shares. Any shares of Common Stock, or any other security convertible into or exercisable for any shares of Common Stock (“Corporation Securities”) to which each Stockholder acquires record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) after the date of this Agreement shall become “Shares” in respect of such Stockholder within the meaning of this Agreement.

3.2 Disclosure. Each Stockholder hereby consents to and authorizes the publication and disclosure (in a form reasonably acceptable to such Stockholder) by WOGA or the Corporation and their respective affiliates of its identity and holding of such Stockholder’s Shares, and the nature of its commitments and obligations under this Agreement (including the public disclosure of this Agreement) in any announcement or disclosure required by the U.S. Securities and Exchange Commission or other Governmental Body, or any other disclosure document in connection with the transactions contemplated by the Asset Purchase Agreement, the Subscription Agreement, the Non-Binding Term Sheet or this Agreement.

3.3  No Obligation to Exercise Rights or Options. Nothing contained in this Section 3 shall require any Stockholder (or shall entitle any proxy of any Stockholder) to (i) convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares or (ii) vote, or execute any consent with respect to, any shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

SECTION 4. Voting Agreement.

4.1  Voting Agreement. Each Stockholder hereby agrees that, from and after the date hereof until the date on which WOGA, together with its Affiliates, cease to hold in the aggregate at least fifty percent (50%) of the Class A Common Shares held by such Persons in the aggregate as of immediately after the consummation of the transactions contemplated by the Subscription Agreement and the Asset Purchase Agreement (the “Termination Date”, provided that after the second annual anniversary of the Closing, if earlier, the Termination Date shall be the date that WOGA, together with its Affiliates, cease to hold in the aggregate at least ten percent (10%) of the total outstanding Class A Common Shares) (i) at any meeting of the stockholders of the Corporation (and at every adjournment or postponement thereof), however called, (ii) in any action by written consent of the stockholders of the Corporation, or (iii) in any other circumstances upon which such Stockholder’s vote, consent or other approval is sought:

(a) in each case in which the appointment of the representative designated to serve as the WOGA Board Member shall be considered (the “WOGA Board Member Appointment”), such Stockholder shall (A) attend each such meeting or otherwise cause all of its Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by the Corporation for written consent or to pass a written resolution of the shareholders, if any, and (B) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent or written resolution of the shareholders, covering all of such Shareholder’s relevant Shares owned as of the record date for such meeting (or the date that such written consent or written resolution of the shareholders is to be executed and returned) (I) in favor of the nomination and appointment to the Board of the representative designated by WOGA to serve as the WOGA Board Member, and (II) against (x) any amendment of the Corporation’s certificate of incorporation or other governing documents that would result in the removal of the WOGA Board Member or prevent the future appointment of the WOGA Board Member and (y) any other proposal, action or transaction involving the Corporation or any of its Subsidiaries, which amendment or other proposal, action or transaction would frustrate, prevent or nullify this Agreement, including, for the avoidance of doubt, any resolution to remove the WOGA Board Member from the Board; provided, that such Stockholder shall not be required to vote in favor of any WOGA Board Member who has been removed for cause; and

(b) in each case in which any shareholder vote is required in respect of the Corporation issuing Class A Common Shares to WOGA (including to the extent such vote is required under the applicable listing rules of any stock exchange or as necessary to amend the Corporation’s charter to accommodate the applicable issuance) in connection with any exercise by WOGA of its Option and the issuance of the Repayment Shares, if and when exercised (including in connection with any stockholder action, consent or vote required to be taken in connection with any proxy statement and resulting shareholder vote or meeting required in connection with such issuance), such Stockholder shall (A) attend each such meeting or otherwise cause all of its Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by the Corporation for written consent or to pass a written resolution of the shareholders, if any, and (B) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent or written resolution of the shareholders, covering all of such Shareholder’s relevant Shares owned as of the record date for such meeting (or the date that such written consent or written resolution of the shareholders is to be executed and returned) in favor of the issuance of Class A Common Shares to WOGA or its Affiliates in connection with the exercise of the Option, if and when exercised, and the issuance of the Repayment Shares and (C) vote against any other proposal, action or transaction involving the Corporation or any of its Subsidiaries, which amendment or other proposal, action or transaction would frustrate, prevent or nullify this Agreement, including, for the avoidance of doubt, any resolution to amend (or not give effect to) the terms of the Option and the issuance of the Repayment Shares.

4.2  Other Voting. Each Stockholder may vote on all issues that may come before a meeting of the stockholders of the Corporation in its sole discretion, provided that such vote does not contravene the provisions of this Section 4 (including Section 4.1).

4.3 No Limitation. Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any designee, representative, officer or employee of a Stockholder or any of its Affiliates serving on Corporation’s Board in such person’s capacity as a director of Corporation, and no such action taken by such person in his capacity as a director of Corporation shall be deemed to violate any of such Stockholder’s duties under this Agreement.

SECTION 5. Representations and Warranties of WOGA. WOGA hereby represents and warrants to the Stockholders as follows:

5.1 Organization. WOGA is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

5.2 Authority Relative to this Agreement. WOGA has the corporate (or similar) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by WOGA, the performance of its obligations hereunder and the consummation by WOGA of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of WOGA. This Agreement has been duly and validly executed and delivered by WOGA and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of WOGA, enforceable against WOGA in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

5.3  No Conflict. The execution and delivery of this Agreement by WOGA does not, and the performance of this Agreement by WOGA will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body or any other Person by WOGA, except for filings with the U.S. Securities and Exchange Commission of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of WOGA or any other agreement to which WOGA is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to WOGA or to WOGA’s property or assets.

SECTION 6. Further Assurances. Each Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Seller may reasonably request in order to vest, perfect, confirm or record the rights granted to WOGA under this Agreement.

SECTION 7. Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of the Corporation affecting the Common Stock or other voting securities of the Corporation, the number of Shares applicable to a Stockholder shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other Corporation Securities issued to or acquired by the Stockholders.

SECTION 8. Termination. The term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of WOGA and the Stockholders holding a majority of all Shares held by Stockholders party hereto as of the date hereof, (ii) the termination of the Subscription Agreement in accordance with its terms, (iii) the termination of the Asset Purchase Agreement in accordance with its terms and (iv) the Termination Date.

SECTION 9. Miscellaneous.

9.1  Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.2  Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages, (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, and (c) any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

9.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

9.4  Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

9.5  Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6  Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.7  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

9.8 Notices.

(a) All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by electronic mail, so long as a receipt of such electronic mail is requested and received, (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.8):

(b) All correspondence to any Stockholder shall be addressed to the address set forth on such Stockholder’s signature page hereto;

(c) All correspondences to the Corporation shall be address to:

Zeo Energy Corp.

7625 Little Rd, Suite 200A

New Port Richey, FL 34654

Attn:	Tim Bridgewater
Email:	tim@gosunergy.com

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas,

11th Floor New York,

New York 10105

Attn:	Matthew A. Gray, Esq.; Douglas S. Ellenoff, Esq.
Email:	mgray@egsllp.com; ellenoff@egsllp.com

(c) All correspondence to WOGA shall be addressed as follows:

c/o White Oak Global Advisors

Three Embarcadero Center San Francisco,

CA 94111

Attention:	generalcounsel@whiteoaksf.com
E-Mail:	Charles Bronowski; General Counsel

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Darren Klein
E-Mail:	darren.klein@davispolk.com

9.9  Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

9.10 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any appellate court therefrom, or, solely to the extent such court declines subject-matter jurisdiction, the United States District Court for the District of Delaware and any appellate court therefrom (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective and proper service if notice is given in accordance with Section 9.8 or in any other manner permitted by applicable law.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b), (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

9.11  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.12  Counterparts. This Agreement may be executed and delivered (including by electronic mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

CORPORATION
ZEO ENERGY CORP.

By:
Name:	Timothy Bridgewater
Title:	Chief Executive Officer

WOGA
LXH INTERMEDIATE, LLC

By:
Name:	Darius Mozaffarian

STOCKHOLDERS

[Stockholder]

By:
Name:
Title: